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                                                                    EXHIBIT 12.1

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                                                                                      Year ended December 31,
                                                               --------------------------------------------------------------------
                                                                   2005            2004          2003          2002          2001
                                                               ---------------------------------------------------------------------
Income Before Minority Interests                                   $21,853        $17,828      $12,491      $ 13,122    $   19,666
   Add:
      Distributed Income of Equity Investees                         1,964            468          656           719           803
      Fixed Charges and Preferred Dividends Excluding
        Capitalized Interest                                        49,342         39,535       31,947        27,724        29,866
      Amortization of Capitalized Interest                             123            136          111            79            53
   Deduct:
      Gain on Sale of Real Estate                                   (1,136)        (2,408)      (1,160)       (2,164)       (5,550)
      Preferred Dividends                                           (6,655)        (4,814)      (2,375)       (1,151)       (3,360)
      Equity in Earnings of Equity Investees                        (2,400)          (180)        (252)         (790)         (813)
                                                               -----------      ---------     --------     ---------    ----------
                                                                   $63,091        $50,565     $ 41,418     $  37,539    $   40,665
                                                               ===========      =========     ========     =========    ==========

Fixed Charges:

   Interest Expense including Amortization of Debt Costs           $42,421        $34,525      $29,432       $26,429       $26,332
   Capitalized Interest                                                741            692          586         1,243           348
   Interest Factor in Rental Expense                                   266            196          140           144           174
                                                               -----------      ---------     --------     ---------    ----------
   Total Fixed Charges
                                                                   $43,428        $35,413      $30,158       $27,816       $26,854
   Preferred Stock Dividends                                         6,655          4,814        2,375         1,151         3,360
                                                               -----------      ---------     --------     ---------    ----------
   Total Fixed Charges and Preferred Dividends
                                                                   $50,083        $40,227     $ 32,533      $ 28,967       $30,214
                                                               ===========      =========     ========     =========    ==========

Ratio of Earnings to Combined Fixed Charges                           1.45           1.43         1.37          1.35          1.51
Ratio of Earnings to Combined Fixed Charges
 and Preferred Dividends                                              1.26           1.26         1.27          1.30          1.35


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